Exhibit 99.2

                                      Ford
                           Ford Motor Credit Company


NEWS

Contact:      Media:               Equity Investment     Fixed Income Investment
              ------               -----------------     -----------------------
              Brenda Hines         Community:            Community:
              313.594.1099         ----------            ----------
              bhines1@ford.com     Raj Modi              Rob Moeller
                                   313.323.8221          313.621.0881
                                   fordir@ford.com       fixedinc@ford.com


FOR IMMEDIATE RELEASE
---------------------

FORD MOTOR CREDIT COMPANY PROPOSES
REGISTERED EXCHANGE OFFERS FOR UP TO $2.4 BILLION
OF HERTZ DEBT SECURITIES

DEARBORN, Mich., Sept. 12, 2005 - Ford Motor Credit Company announced today that it intends to file with the Securities and Exchange Commission a registration statement to offer to exchange debt securities of Ford Motor Credit for up to $2.4 billion of outstanding debt securities of The Hertz Corporation having similar terms.

These exchange offers are being made in connection with the sale by Ford Motor Company (NYSE: F) of Hertz to an investor group composed of Clayton Dubilier & Rice, The Carlyle Group and Merrill Lynch Global Private Equity. Ford Motor Credit would receive from the buyers of Hertz cash for any Hertz debt securities that are exchanged.

                                    - more -





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The Hertz debt securities that Ford Motor Credit is offering to exchange for
Ford Motor Credit debt securities are listed below:

  Outstanding                                    Ford Credit Debt Securities
   Principal       Debt Securities Issued by      to be Issued in Exchange
    Amount           Hertz to be Exchanged       for the Hertz Debt Securities
    ------           ---------------------       -----------------------------

  $600,000,000       6.350% Senior Notes            6.350% Notes
                      due June 15, 2010           due June 15, 2010

  $500,000,000        7.40% Senior Notes             7.40% Notes
                      due March 1, 2011           due March 1, 2011

  $800,000,000       7 5/8% Senior Notes            7 5/8% Notes
                       due June 1, 2012           due June 1, 2012

  $250,000,000            6.9% Notes                 6.9% Notes
                     due August 15, 2014          due August 15, 2014

  $250,000,000         7% Senior Notes                7% Notes
                     due January 15, 2028         due January 15, 2028


Consents to amend the indentures under which the Hertz debt securities have been issued will also be sought as part of the exchange offers.

The exchange offers would be conditioned on, and are intended to close simultaneously with, the consummation of the sale of Hertz by Ford to the buyers. The sale is anticipated to be completed by year end.

Ford Motor Credit Company is one of the world's largest automotive finance companies and has supported the sale of Ford products since 1959. With about 16,000 employees, Ford Motor Credit operates in 37 countries and manages $160 billion in receivables. Ford Motor Credit is an indirect, wholly owned subsidiary of Ford Motor Company. It provides automotive financing for Ford, Lincoln, Mercury, Aston Martin, Jaguar, Land Rover, Mazda and Volvo dealers and customers.

THIS PRESS RELEASE IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY OR EXCHANGE SECURITIES IN THE UNITED STATES, NOR IS THIS PRESS RELEASE AN OFFER TO SELL SECURITIES OR SOLICITING AN OFFER TO BUY OR EXCHANGE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE OR JURISDICTION.


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